Exhibit 23, Form 11-K
Kansas City Life Insurance Company

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kansas City Life Insurance Company:

We consent to incorporation by reference in the registration statement (No. 2-97351) on Form S-8 of Kansas City Life Insurance Company of our report dated March 11, 2004, with respect the statements of net assets available for plan benefits of Kansas City Life Insurance Company Savings and Profit Sharing Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2003, and all related supplemental schedules, which report appears in the December 31, 2003, annual report on Form 11-K of Kansas City Life Insurance Company.

/s/KPMG LLP
KPMG LLP

Kansas City, Missouri
June 25, 2004